Exhibit 10.17

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Our non-employee director compensation policy becomes effective upon the closing of our initial public offering. Pursuant to this policy, non-employee directors will be compensated $30,000 annually for their services and will not receive any additional compensation for any regular board meeting attended. Our lead non-employee director will receive an additional annual retainer of $20,000. Non-employee directors will receive $5,000 annually for serving on the audit committee, compensation committee, and nominating and corporate governance committee. In addition, directors who are chairpersons of a particular committee will also receive additional annual compensation of $15,000 for the audit committee, and $10,000 for the compensation committee, and $7,500 for the nominating and corporate governance committee. Non-employee directors will also be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. Non-employee directors will be granted annually equity-based awards having an aggregate grant date fair value of $100,000 in the form of restricted stock units. Any restricted stock unit grant will vest in full on the meeting date of the next annual stockholders’ meeting. Newly appointed directors will receive equity-based awards having an aggregate grant date fair value of $200,000 which may be in the form of stock options, restricted stock units, or a combination of both. These awards will vest under the same terms as the annual awards.